Exhibit 99.1

Contacts:	Jen Johnson 262-703-5241 jen.johnson@kohls.com

KOHL’S DEPARTMENT STORES ANNOUNCES MICHELLE GASS AS CHIEF CUSTOMER OFFICER

New position will oversee Kohl’s marketing, e-commerce and omni channel strategies

MENOMONEE FALLS, Wis. (May 22, 2013) – Kohl’s Department Stores (NYSE: KSS) today announced the appointment of Michelle Gass to the newly created position of Chief Customer Officer reporting directly to Kohl’s chairman, president and chief executive officer Kevin Mansell.

Gass, who will join Kohl’s on June 17, will have leadership responsibility for Kohl’s branding across all channels. She will oversee all marketing efforts, the company’s high growth e-commerce business on Kohls.com and the customer’s total omni channel experience.

“I am extremely pleased Michelle is joining the Kohl’s leadership team,” said Kevin Mansell, Kohl’s chairman, president and chief executive officer. “She comes to us with a track record of success and the experience, skills and imagination to lead and accelerate Kohl’s omni channel efforts, as well as develop new strategies to move our consumer engagement in new directions. I fully expect this to be the start of an exciting journey to drive new growth for the company across all of our business areas.”

"I am thrilled to be joining the team at Kohl's at this pivotal time in the retail industry,” said Michelle Gass. “How people shop and consume media is going through a change unlike anytime before. I am delighted to help shape how Kohl's will evolve its already strong brand to be even more compelling to today's customers."

Prior to joining Kohl’s, Gass spent more than 16 years with Starbucks Corporation in a variety of senior leadership roles including global strategy, marketing and category management. Most recently, Gass was president, Starbucks Europe, Middle East and Africa, overseeing and growing company and licensed operations across 36 markets and 1900 stores. During her tenure with the company, Gass played a key role in working with the senior team in creating the company’s overall strategic blueprint, and most notably the transformation efforts of 2008-2009.  She has led many key initiatives during her tenure at Starbucks including the development of the Frappuccino® blended beverage platform, the reinvention of Seattle’s Best Coffee, the launch of Starbucks VIA™ Ready Brew, Starbucks entry into warm breakfast, and the introduction of the company’s customer loyalty and social media platforms. Before Starbucks, Gass worked in marketing and new product development with Procter & Gamble Co.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl’s operates 1,155 stores in 49 states. In support of the communities it serves, Kohl’s has raised more than $231 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, join the discussion on Facebook (http://www.facebook.com/kohls) or Twitter (http://twitter.com/Kohls) or get inspired on Pinterest (http://pinterest.com/kohls/) and Instagram (http://instagram.com/kohls).

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